Environmental Systems & Solutions. Inc.
                          12226 South 1000 Fast, Suite 9
                                Draper, Utah 84020
                                  801-553-8753

CONFIDENTIAL

October 16, 1998

Cherokee Minerals and Oil, Inc.

Salt Lake City, Utah

     Re: Proposed Reorganization

Gentlemen:

     This letter, upon your acceptance, will evidence our mutual intention to enter into a definitive agreement providing for a reorganization in which all of the outstanding capital stock of Environmental Systems & Solutions, Inc. ("ESSI"), a Nevada corporation (the target company), will be acquired by Cherokee Minerals and Oil, Inc. ("Cherokee"), a Nevada corporation (the acquiring company).

     The form of the transaction is contemplated to be an exchange of capital stock, between the shareholders of ESSI (the "ESSI Shareholders") and Cherokee in a tax-free reorganization (hereinafter the anticipated transaction is referred to as the "Reorganization"), subject to the approval of the ESSI Shareholders.

     This letter is also an expression of the intention of ESSI and Cherokee to proceed expeditiously to negotiate, draft and execute a definitive agreement for the Reorganization (hereinafter referred to as the "Agreement"). The Agreement, when executed, will reflect the terms of this letter and such other terms and conditions as are typical to a transaction of this nature (which shall include appropriate representations and warranties as to the business, assets, liabilities, capitalization, material contracts, proprietary rights, financial condition and other matters relevant to the business and operations of the parties), and such additional terms and conditions as shall be mutually agreed upon. The parties to the Agreement shall include Cherokee, the ESSI Shareholders, and any other party who, in the opinion of Cherokee or ESSI, is necessary to the transactions.

Cherokee Minerals and Oil, Inc.
October 16, 1998
Page Two

     1. Certain Terms of Reorganization Agreement. The material terms and conditions of the Reorganization to be included in the Agreement are as follows:

          1.1 The Agreement shall provide for the Reorganization, which shall be consummated on or about November 11, 1998 (the "Closing"). On the Closing Date, all of the issued and outstanding ESSI capital stock shall be acquired by Cherokee from the ESSI Shareholders.

          1.2 At the Closing, Cherokee shall issue and deliver to the ESSI Shareholders previously authorized and unissued shares of Cherokee common stock in an amount equal to 92% of the outstanding shares of the Cherokee (after giving effect to the closing of the Reorganization), calculated on a fully diluted basis. In calculating the outstanding shares of ESSI for this purpose, it will be assumed that outstanding ESSI options, warrants and convertible securities are exercised immediately prior to the closing, and that number of shares of Cherokee common stock necessary to account for ESSI options, warrants and convertible securities will be reserved in lieu of being issued. At the Closing, Cherokee will substitute options, warrants and convertible securities to purchase shares of the Cherokee's common stock for each outstanding option, warrant and other convertible security to acquire shares of ESSI, each such option or wan-ant to represent the right to purchase that number of Cherokee shares as if the ESSI option, warrant or convertible security had been exercised immediately prior to the Reorganization and exercisable for the same aggregate consideration, and on substantially the same other terms and conditions, that would apply if all of such ESSI options, warrant or convertible security had been fully exercised.

          1.3 Upon the Closing of the Reorganization, each of the officers, directors and 10% shareholders of Cherokee shall execute an agreement with ESSI and Cherokee in which each of such officer, director and 10% shareholder shall release Cherokee from any and all claims arising as a result of any prior events (except as permitted by the Agreement) and further covenant and agree that they will not compete with Cherokee and ESSI for a period of five
(5) years after the Closing In any business engaged in by ESSI as of the Closing Date including, without limitation, the garbage disposer business.

          1.4 Until the Closing, each of Cherokee and ESSI shall continue to operate its business In the ordinary course and shall not, without the prior written consent of the other party, do any of the following.

               (i) Incur any material obligations or commitments other than in the ordinary course of business;

Cherokee Minerals and Oil, Inc.
October 16, 1998
Page Three

               (ii) Grant any salary increases (other than as required by existing contracts or consistent with current practices), unscheduled promotions or enter into any new employment or benefit contracts;

                  (iii) Solicit, induce or otherwise engage in discussions or negotiations relating to or proposed to lead to the
               acquisition or Reorganization of sale of substantially all of the assets or shams of ESSI by or with any party other than Cherokee;

                (iv) Sell or dispose of any material assets or properties, except in the ordinary course of business or with the prior consent of the other party hereto; or,

                  (v) Sell any additional shares of its capital stock or grant any additional rights or options to acquire its capital stock, with the except of ESSI's current private placement offering.

          1.5 ESSI shall provide Cherokee, as soon as practicable after the Closing Date, with audited financial statements required in connection with the acquisition of a "significant subsidiary" by Cherokee as that term is defined by rules and regulations promulgated by the Securities and Exchange Commission and such other information as is required for Cherokee to prepare and file appropriate documents relating to the Reorganization with the Securities and Exchange Commission. Such financial statements will include, among other items, an audited balance sheet of ESSI as of a recent date, statements of income for each of its last two fiscal years, and related statements of shareholders equity, statements of cash flows and the appropriate notes to such financial statements, together with the report of an independent certified public accounting firm.

          1.6 As a condition to the consummation of the Reorganization, there shall have been no material adverse change in the assets, business or prospects of either ESSI or Cherokee except as contemplated by the Agreement. All financial statements provided by the parties to each other pursuant to the Agreement shall be represented to fairly present the financial condition of such party at the date of such financial statements and their results of operations for the periods covered thereby, and shall be prepared in accordance with generally accepted accounting principles.

Cherokee Minerals and 0i1, Inc.
October 16, 1998
Page Four

          1.7 Cherokee and ESSI will exert their best efforts to obtain such consents or approvals, and to make such filings as in the opinion of their respective counsel may be necessary or advisable to effect the transactions contemplated herein. At the request of Cherokee, ESSI shall obtain the consent of any third party which is necessary for the transfer of any asset, right or contract of ESSI pertaining to the Reorganization contemplated herein, if any.

          1.8 As a condition to the consummation of the Agreement, Cherokee and its counsel and ESSI and its counsel must each be satisfied as to the validity and legality of all aspects of the Reorganization, including all activities undertaken in relation to the Agreement. Each of the parties to the Reorganization will pay their own expenses incurred in connection with the Agreement and all other events required for the Closing.

          1.9 The Agreement will provide that any claims or disputes arising thereunder or as a result of the transactions contemplated therein which cannot be resolved by the parties will be referred to alternative dispute resolution by binding arbitration in the State of Utah.

     2. Due Diligence. Upon the execution of this letter of intent by the parties, ESSI and Cherokee, and each of their duly authorized representatives, will be provided with full access to the projections, financial records and supervisory management personnel of the other party, which shall include copies of all material agreements, corporate proceedings, access to the chief executive officer and chief financial officer, marketing, product development and manufacturing supervisors, and other records and information which each party deems of significance in an due diligence investigation of the other party hereto. The disclosure of any such information shall be subject to the provisions of Section 3 of this letter agreement.

     3. Confidentiality. In connection with the foregoing matters, each party hereto has or will be furnishing to the other from time to time with oral and written information as to its proprietary products, marketing strategy and business plans, significant portions of which each of the parties considers to be proprietary and confidential information (herein called the "Confidential Information"). Each party acknowledges that "Confidential Information," as used herein, does not include any information which (i) was or becomes generally available to the public other than as a result of an improper disclosure by the other party hereto, or (ii) was or becomes information available to the other party on a non-confidential basis from a third party source that is not bound by a confidentiality obligation to either of the parties hereto.

Cherokee Minerals and oil, Inc.
October 16, 1998
Page Five

     Each party agrees that Confidential Information will be used solely for the purpose of evaluating the Reorganization, investigating market information and potential markets, and for Cherokee to pursue due diligence and legal disclosure requirements in connection with proposed financing activities by Cherokee, and will not be used in the business or operations of the party to which such information has been disclosed or used in any other way, directly or indirectly, that may detrimental to the interests of the party that owns such Confidential Information. Confidential Information may be disclosed to representatives of the party receiving the same who need to know such Confidential Material for the purposes described above, it being understood that such representatives shall be informed of the confidential nature of the Confidential Information and shall be directed to treat the Confidential Information confidentially and as proprietary information of the party that owns the same. Each party shall notify the other as to the identity of such representatives. If either party receives a request, including a subpoena or similar legal inquiry. to disclose any of the Confidential Material, it shall provide the party that owns such Confidential Information with prompt notice so that the owner may seek appropriate protective relief.

     If the Agreement is not executed or the Closing thereunder shall fail to occur for any reason, each party shall promptly deliver and return all copies of Confidential Information to the party which owns the same, and without retaining any copy, notes or extracts thereof.

     Although each party understands that they will endeavor to include in the Confidential Information all materials which it believes to be relevant for the purposes of this letter agreement and the Reorganization, each party further understands that no representation or warranty as to the accuracy or completeness of the Confidential Information has or will be made except as provided by separate written agreement.

     4. Press Release. Upon your acceptance and approval hereof, each of us is authorized by the other to issue a press release for the purpose of publicly announcing the transactions contemplated by this letter. Cherokee and ESSI each agree to consult with the other as to the form and substance of any press release or other public disclosure of the matters covered in this letter, provided that this shall not be deemed to prohibit Cherokee or ESSI from making any disclosure which its respective counsel deems necessary to comply with applicable law.

     5. Survival of Certain Provisions. The provision of Sections 3, 4 and 5 of this letter agreement are for the benefit of the respective parties hereto, shall survive any termination of this letter agreement, and shall be governed by and construed in accordance with the laws of the State of Utah.

Cherokee Minerals and Oil, Inc.
October 16, 1998
Page Six

     This letter reflects an expression of our mutual intent only, and shall not constitute a binding legal obligation for the transactions described herein (except as expressly set forth in Sections 3, 4 and 5 above) until such time as the Agreement has been executed and the Reorganization have been approved by the Board of Directors and shareholders of Cherokee and the Board of Directors and ESSI Shareholders. It is our desire to move expeditiously towards the completion of these transactions on the basis of the terms and conditions contained herein. To help accomplish this goal, if you are in agreement with the foregoing, would you please indicate your approval of the contents of this letter by signing the attached copy in the space provided and returning it to us at your earliest convenience.

     The parties acknowledge that they were initially introduced to each other by, and currently share, two common directors and common outside corporate counsel who will have an inherent and unavoidable conflict of interest as to the Reorganization. Each of the parties agrees to engage the services of their own independent counsel for purposes of advising them in connection with this letter of intent, the Agreement, the Closing and other matters relevant to the Reorganization. Each of the parties will require approval of the Reorganization by a majority or more of their independent direction; who are not affiliated with the other party.

Very truly yours,

ENVIRONMENTAL SYSTEMS & SOLUTIONS, INC.

By:/S/Cully W. Davis
     Cully W. Davis, President and Chief Executive Officer

Accepted and Agreed to this
16th day of October, 1998

CHEROKEE MINERALS AND OILS, INC.

By:/s/Joe K. Johnson
      Joe K. Johnson, President and Chief Executive Officer